EX-99.B(j)(A)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Asia Pacific Fund, Emerging Markets Focus Fund, Institutional Emerging Markets Fund, International Core Fund, International Equity Fund, International Value Fund, Overseas Fund, Aggressive Allocation Fund, Asset Allocation Fund, Balanced Fund, Conservative Allocation Fund, Growth Balanced Fund, Moderate Balanced Fund, C&B Large Cap Value Fund, Diversified Equity Fund, Diversified Small Cap Fund, Equity Income Fund, Equity Value Fund, Growth Equity Fund, Index Fund, Large Cap Appreciation Fund, Large Company Growth Fund, Small Company Growth Fund, Small Company Value Fund, Specialized Financial Services Fund, Specialized Health Sciences Fund, Specialized Technology Fund, Mid Cap Growth Fund, Small Cap Growth Fund and Small Cap Opportunities Fund, thirty Funds of Wells Fargo Funds Trust, dated November 22, 2005 incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

We also consent to the use of our reports for the C&B Large Cap Value Portfolio, Disciplined Growth Portfolio, Equity Income Portfolio, Equity Value Portfolio, Index Portfolio, International Core Portfolio, International Growth Portfolio, International Index Portfolio, International Value Portfolio, Large Cap Appreciation Portfolio, Large Company Growth Portfolio, Small Cap Index Portfolio, Small Company Growth Portfolio and Small Company Value Portfolio, fourteen portfolios of Wells Fargo Master Trust, dated November 22, 2005 incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 1, 2006